CARMAX REPORTS FIRST QUARTER FISCAL 2027 RESULTS
Introduces Strategy for Growth

Richmond, Va., June 17, 2026 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2026.

First Quarter Highlights:(1)

•CEO Keith Barr announces CarMax's four-pillar strategic framework with the objective of delivering strong unit and earnings growth that enables CarMax to consistently reward shareholders.

•Net revenues rose 6.2% to $8.0 billion.

•Combined retail and wholesale unit sales of 392,357, an increase of 3.3%.

•Retail used unit sales increased slightly and comparable store used unit sales declined 0.8%; gross profit per retail used unit of $2,177 declined from last year’s all-time record by $230, reflecting the continuation of pricing actions implemented to drive an improved sales trend.

•Wholesale units increased 8.4%; gross profit per wholesale unit of $1,046, in line with the prior year.

•Extended Protection Plans (EPP) margin per retail unit of $580, an increase of $8 per unit.

•Bought 322,000 vehicles from consumers and dealers, a decrease of 4.4%.

•SG&A expenses decreased 3.7% or $24.5 million to $635.2 million. Ongoing cost reduction efforts, combined with total unit growth, drove strong SG&A leverage of 6.8% to $1,619 per total unit, an improvement of $118 per total unit.

•CarMax Auto Finance (CAF) penetration expanded 150 basis points year over year to 43.3%, reflecting continued execution of our full spectrum growth strategy. Delivered $140.2 million in CAF income, a slight decrease of 1.0%.

•Net earnings per diluted share of $1.31 versus $1.38 a year ago.

(1) Comparisons to the prior year’s first quarter unless otherwise stated.

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CarMax, Inc.

CEO Commentary:
“I came to CarMax because I saw a strong foundation, an award-winning, people-first culture, and significant potential to unlock growth. Three months in, I am more convinced than ever that this is a business with everything it needs to thrive," said Keith Barr, President and Chief Executive Officer.

“We are entering this fiscal year with a clear strategy that is driving early results,” he continued. “We have identified four strategic pillars that will meaningfully improve how we operate at scale and support strong performance. Our goal is clear: deliver strong unit sales and earnings growth that enables us to consistently reward our shareholders.”

Strategy for Growth:
CarMax’s strategy is built around four pillars designed to place the customer at the center of everything we do with the objective of driving sustainable growth and strong operating performance over time:

1.Great Offering - give customers every reason to choose CarMax
•Price competitively across demand cycles while growing saleable inventory and providing customers faster access to our vehicles

2.Easy Experience - make it easy to do business with us through a seamless experience
•Better connect digital capabilities with in-store experiences to improve conversion and customer satisfaction

3.Add Value on Each Transaction - grow profitability by maximizing value across all aspects of our business
•Grow long-term profitability across the CAF and Extended Protection Plan (EPP) businesses

4.Run Lean - reimagine our cost structure to enable a great offering
•Lower reconditioning costs through technology and operational efficiency while continuing to deliver the high-quality vehicles customers expect from CarMax, enhance our logistics network, and continue to reduce SG&A

CarMax plans to host a Strategic Update in late Fall to share additional detail on key initiatives and milestones underlying our Strategy for Growth.

First Quarter Business Performance Review:

Sales. Total net revenues rose 6.2% to $8.0 billion compared to the prior year’s first quarter. Combined retail and wholesale used vehicle unit sales were 392,357, an increase of 3.3% from the prior year’s first quarter.

Total retail used vehicle unit sales increased slightly to 230,293 compared to 230,210 in the prior year’s first quarter, which benefited from tariff-driven demand. Comparable store used unit sales decreased 0.8% from the prior year’s first quarter. Total retail used vehicle revenues increased 4.7% compared with the prior year’s first quarter, driven by an increase in average retail selling price of approximately $1,200 per unit or 4.5%.

Total wholesale vehicle unit sales increased 8.4% to 162,064 versus the prior year’s first quarter. Total wholesale revenues increased 14.0% compared with the prior year’s first quarter due to an increase in wholesale units sold and an increase in the average wholesale selling price of approximately $400 per unit or 5.1%.

We bought 322,000 vehicles from consumers and dealers, down 4.4% compared to last year’s first quarter. Of these vehicles, 281,000 were bought from consumers and 41,000 were bought through dealers, a decrease of 2.5% and 15.4%, respectively, from last year’s first quarter.

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Our digital capabilities supported 84% of retail unit sales. Omni sales(2) were 70% and online retail sales(3) accounted for 14% of retail unit sales.

Gross Profit. Total gross profit was $854.4 million, down 4.4% versus last year’s first quarter. Retail used vehicle gross profit decreased 9.5% and retail gross profit per used unit was $2,177, down $230 from last year’s all-time record, reflecting the continuation of pricing actions to drive an improved sales trend.

Wholesale vehicle gross profit increased 8.3% versus the prior year’s first quarter, reflecting higher wholesale unit volume and gross profit per unit of $1,046 per unit, which was in line with the prior year’s first quarter.

SG&A. Compared with the first quarter of fiscal 2026, SG&A expenses decreased 3.7% or $24.5 million to $635.2 million, primarily driven by lower compensation and benefits costs as we make tangible progress toward our targeted SG&A reductions. These reductions were partially offset by higher advertising expense to support sales and buys. SG&A per total unit improved by $118, or 6.8%, to $1,619. We are on track to achieve our targeted SG&A reductions of $200 million in exit rate savings by the end of fiscal year 2027.

CarMax Auto Finance.(4) CAF income was $140.2 million, down 1.0% from the prior year’s first quarter, driven by a decline in auto loans outstanding following the $900 million non‑prime securitization in the third quarter of last year, in which most of the related residual financial interest was sold, which in turn reduced total interest margin. This decrease was largely offset by interest earned on higher margin receivables from our full spectrum growth and servicing income associated with the sale of the residual interest. This quarter’s provision for loan losses, which incorporates CAF’s additional growth into the Tier 2 space, was $95.6 million compared to $101.7 million in the prior year’s first quarter. There was a reduction in this quarter’s provision due to the release of $25.1 million for the allowance previously recorded for loans that are now classified as held for sale.

As of May 31, 2026, the allowance for loan losses of $475.0 million was 2.95% of auto loans held for investment, up from 2.78% as of February 28, 2026.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.7% of average auto loans outstanding, which includes held for investment and held for sale, up 20 basis points from the prior year’s first quarter. After the effect of 3-day payoffs, CAF financed 43.3% of units sold in the current quarter, up from 41.8% in the prior year’s first quarter. CAF’s weighted average contract rate was 11.3% in the quarter, in line with the first quarter last year.

Share Repurchase Activity. During the first quarter of fiscal 2027, we did not repurchase any shares of common stock pursuant to our share repurchase program. As of May 31, 2026, we had $1.31 billion remaining available for repurchase under the outstanding authorization. We remain committed to returning capital to shareholders and intend to resume share repurchases in the future at the appropriate time depending upon market conditions, our leverage, and our capital needs, among other factors.

Location Openings. During the first quarter of fiscal 2027, we opened one stand-alone reconditioning/auction center located in Locust Grove, Georgia.

(2)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(3)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2026	2025	Change
Used vehicle sales	$6,391.3	$6,103.4	4.7%
Wholesale vehicle sales	1,427.6	1,252.7	14.0%
Other sales and revenues:
Extended protection plan revenues	133.5	131.7	1.4%
Third-party finance fees, net	(4.5)	(0.7)	(542.8)%
Advertising & subscription revenues (1)	36.7	36.5	0.4%
Other	28.9	22.9	26.2%
Total other sales and revenues	194.6	190.4	2.2%
Total net sales and operating revenues	$8,013.5	$7,546.5	6.2%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended May 31
	2026	2025	Change
Used vehicles	230,293	230,210	—%
Wholesale vehicles	162,064	149,517	8.4%
Total vehicles	392,357	379,727	3.3%

Average Selling Prices

	Three Months Ended May 31
	2026	2025	Change
Used vehicles	$27,288	$26,120	4.5%
Wholesale vehicles	$8,364	$7,959	5.1%

Vehicle Sales Changes

	Three Months Ended May 31
	2026	2025
Used vehicle units	—%	9.0%
Used vehicle revenues	4.7%	7.5%

Wholesale vehicle units	8.4%	1.2%
Wholesale vehicle revenues	14.0%	(0.3)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2026	2025
Used vehicle units	(0.8)%	8.1%
Used vehicle revenues	3.8%	6.6%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2026	2025
CAF (2)	45.7%	44.4%
Tier 2 (3)	15.7%	17.7%
Tier 3 (4)	9.0%	8.0%
Other (5)	29.6%	29.9%
Total	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent less than 5% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2026	% (1)	2025	% (1)
Net sales and operating revenues	$8,013.5	100.0	$7,546.5	100.0
Gross profit	$854.4	10.7	$893.6	11.8
CarMax Auto Finance income	$140.2	1.8	$141.7	1.9
Selling, general, and administrative expenses	$635.2	7.9	$659.6	8.7
Interest expense	$33.8	0.4	$27.1	0.4
Earnings before income taxes	$258.6	3.2	$283.1	3.8
Net earnings	$185.6	2.3	$210.4	2.8

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended May 31
(In millions)	2026	2025	Change
Used vehicle gross profit	$501.4	$554.2	(9.5)%
Wholesale vehicle gross profit	169.5	156.6	8.3%
Other gross profit	183.5	182.8	0.4%
Total	$854.4	$893.6	(4.4)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended May 31
	2026		2025
	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,177	7.8	$2,407	9.1
Wholesale vehicle gross profit per unit	$1,046	11.9	$1,047	12.5
Other gross profit per unit	$797	94.4	$794	96.1

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions except per unit data)	2026	2025	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$329.6	$349.0	(5.6)%
Share-based compensation expense	39.7	45.6	(12.9)%
Total compensation and benefits (2)	$369.3	$394.6	(6.4)%
Occupancy costs	66.8	68.9	(3.0)%
Advertising expense	75.9	67.9	11.8%
Other overhead costs (3)	123.2	128.2	(4.0)%
Total SG&A expenses	$635.2	$659.6	(3.7)%
SG&A per total unit	$1,619	$1,737	(6.8)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2026	2025
Interest margin:
Interest and fee income	$460.9	$485.4
Interest expense	(184.2)	(197.5)
Total interest margin	276.7	287.9
Provision for loan losses	(95.6)	(101.7)
Total interest margin after provision for loan losses	181.1	186.2
Servicing income	4.2	—
Total direct expenses	(45.1)	(44.5)
CarMax Auto Finance income	$140.2	$141.7

Average auto loans outstanding (1)	$16,533.7	$17,719.9
Total interest margin as a percent of average auto loans outstanding	6.7%	6.5%

Net auto loans originated (1)	$2,445.1	$2,318.5
Net penetration rate (1)	43.3%	41.8%
Weighted average contract rate (1)	11.3%	11.4%

Ending allowance for loan losses	$475.0	$474.2

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2026	2025	Change
Net earnings	$185.6	$210.4	(11.8)%
Diluted weighted average shares outstanding	142.1	152.6	(6.9)%
Net earnings per diluted share	$1.31	$1.38	(5.1)%
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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 8:00 a.m. ET today, June 17, 2026. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com. An investor presentation is also available on the website.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 28, 2026, or via telephone (for approximately one week) by dialing 1-800-839-1247 (or 1-402-220-0470 for international access) and entering the conference ID 3171396.

Second Quarter Fiscal 2027 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2026, on Tuesday, September 29, 2026, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 8:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2026.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2026, CarMax sold approximately 780,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated $8 billion in auto loans during fiscal 2026, adding to its $16 billion portfolio. CarMax has more than 255 store locations, approximately 28,000 associates, and is proud to have been recognized for 22 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2026 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding our recent leadership transition, four-pillar strategic framework, operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “commit,” “could,” “enable,” “encourage,” “estimate,” “expect,” “focus on,” “intend,” “may,” “on track,” “outlook,” “plan,” “position,” “predict,” “should,” “target,” “will” and other variations of these words or similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs, the effect of trade policies or related uncertainties, and the potential impact of international events (including the conflict in the Middle East).
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•The failure or inability to realize the expected benefits and objectives associated with our four-pillar strategic framework.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams, the failure to effectively execute key executive succession plans, disruptions associated with leadership transitions, or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.
•The impact of potential shareholder activism.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2026	%(1)	2025	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,391,332	79.8	$6,103,440	80.9
Wholesale vehicle sales	1,427,635	17.8	1,252,738	16.6
Other sales and revenues	194,552	2.4	190,363	2.5
NET SALES AND OPERATING REVENUES	8,013,519	100.0	7,546,541	100.0
COST OF SALES:
Used vehicle cost of sales	5,889,979	73.5	5,549,257	73.5
Wholesale vehicle cost of sales	1,258,144	15.7	1,096,167	14.5
Other cost of sales	10,982	0.1	7,494	0.1
TOTAL COST OF SALES	7,159,105	89.3	6,652,918	88.2
GROSS PROFIT	854,414	10.7	893,623	11.8
CARMAX AUTO FINANCE INCOME	140,241	1.8	141,650	1.9
Selling, general, and administrative expenses	635,175	7.9	659,643	8.7
Depreciation and amortization	69,213	0.9	65,739	0.9
Interest expense	33,811	0.4	27,070	0.4
Other income	(2,101)	—	(309)	—
Earnings before income taxes	258,557	3.2	283,130	3.8
Income tax provision	72,930	0.9	72,749	1.0
NET EARNINGS	$185,627	2.3	$210,381	2.8
WEIGHTED AVERAGE COMMON SHARES:
Basic	141,847		152,137
Diluted	142,148		152,607
NET EARNINGS PER SHARE:
Basic	$1.31		$1.38
Diluted	$1.31		$1.38

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2026	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$132,223	$122,826	$262,819
Restricted cash from collections on auto loans held for investment	595,103	592,033	584,277
Accounts receivable, net	263,919	204,453	200,305
Auto loans held for sale	618,979	100,491	637,947
Inventory	4,062,765	4,137,005	3,624,353
Other current assets	161,340	153,594	142,890
TOTAL CURRENT ASSETS	5,834,329	5,310,402	5,452,591
Auto loans held for investment, net	15,689,952	15,952,291	16,802,744
Property and equipment, net	4,079,993	4,070,293	3,909,977
Deferred income taxes	72,917	78,479	141,183
Operating lease assets	451,441	459,514	482,613
Goodwill	—	—	141,258
Other assets	498,266	496,924	456,039
TOTAL ASSETS	$26,626,898	$26,367,903	$27,386,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,056,719	$1,117,976	$980,499
Accrued expenses and other current liabilities	417,841	475,495	409,003
Accrued income taxes	54,191	2,019	79,412
Current portion of operating lease liabilities	56,988	57,341	58,332
Current portion of long-term debt	17,234	217,323	217,319
Current portion of non-recourse notes payable	554,081	544,651	532,787
TOTAL CURRENT LIABILITIES	2,157,054	2,414,805	2,277,352
Long-term debt, excluding current portion	2,061,271	2,006,217	1,366,176
Non-recourse notes payable, excluding current portion	15,499,705	15,254,330	16,639,622
Operating lease liabilities, excluding current portion	453,352	464,696	470,912
Other liabilities	336,931	338,999	345,434
TOTAL LIABILITIES	20,508,313	20,479,047	21,099,496

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 141,909,099 and 141,799,070 shares issued and outstanding as of May 31, 2026 and February 28, 2026, respectively	70,955	70,900	75,291
Capital in excess of par value	1,834,058	1,810,223	1,899,003
Accumulated other comprehensive loss	(13,914)	(34,126)	(8,246)
Retained earnings	4,227,486	4,041,859	4,320,861
TOTAL SHAREHOLDERS’ EQUITY	6,118,585	5,888,856	6,286,909
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,626,898	$26,367,903	$27,386,405

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2026	2025
OPERATING ACTIVITIES:
Net earnings	$185,627	$210,381
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	92,895	79,784
Share-based compensation expense	41,946	46,981
Provision for loan losses	95,584	101,707
Provision for cancellation reserves	26,166	24,803
Deferred income tax (benefit) provision	(991)	2,782
Other	(3,252)	1,310
Net (increase) decrease in:
Accounts receivable, net	(59,466)	(11,572)
Auto loans held for sale	(518,488)	(637,947)
Inventory	74,240	310,269
Other current assets	6,487	2,692
Auto loans held for investment, net	166,755	338,338
Other assets	(8,146)	(5,712)
Net decrease in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(58,274)	(141,867)
Other liabilities	(23,494)	(22,406)
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,589	299,543
INVESTING ACTIVITIES:
Capital expenditures	(103,335)	(136,736)
Proceeds from disposal of property and equipment	63	48
Purchases of investments	(1,668)	(4,926)
Sales and returns of investments	845	425
Principal payments received on beneficial interests	4,469	—
NET CASH USED IN INVESTING ACTIVITIES	(99,626)	(141,189)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	1,517,800	87,000
Payments on long-term debt	(1,669,622)	(90,930)
Cash paid for debt issuance costs	(6,048)	(8,895)
Payments on finance lease obligations	(4,084)	(3,443)
Issuances of non-recourse notes payable	3,261,564	3,988,864
Payments on non-recourse notes payable	(3,006,781)	(3,906,323)
Repurchase and retirement of common stock	(2,308)	(204,027)
Equity issuances	—	8,329
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	90,521	(129,425)
Increase in cash, cash equivalents, and restricted cash	8,484	28,929
Cash, cash equivalents, and restricted cash at beginning of year	862,850	960,310
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$871,334	$989,239

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